UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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PASITHEA THERAPEUTICS CORP.
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Pasithea Therapeutics to Present Results of Tolerizing Vaccine Program

at Prestigious International Immunotherapy Conference

Annual “From Laboratory to Clinic” conference, held at Trinity College, Oxford University, explores latest discoveries in immunology and molecular medicine

PAS002 is a proprietary DNA vaccine construct encoding GlialCAM

MIAMI BEACH, Fla., Aug. 18, 2022 (GLOBE NEWSWIRE) -- Pasithea Therapeutics Corp. (Nasdaq: KTTA) (“Pasithea” or the “Company”), a biotechnology company focused on the research and discovery of new and effective treatments for psychiatric and neurological disorders, today announced it will present the preclinical proof of concept study results of its tolerizing vaccine program in multiple sclerosis (“MS”) on August 30th at the international conference “From Laboratory to Clinic: Medicine after COVID” held at Trinity College, Oxford University, United Kingdom.

From Laboratory to Clinic is an annual translational research conference established in 1984 that brings together basic scientists, clinicians, and industry researchers to explore how the latest discoveries in immunology and molecular medicine can be applied to improve clinical medicine. During the Symposium, Pasithea’s Chairman, National Academy of Sciences Professor Lawrence Steinman, will be giving the opening keynote lecture. Other speakers will include Dr. Carola Vinuesa, Professor at the Francis Crick Institute in London; Dr. Gali Alter, Professor of medicine at Harvard Medical School; Dr. Jeffrey Ravetch, Professor and head of the Laboratory of Molecular Genetics and Immunology at the Rockefeller University and Dr. Anne Schaefer, Vice-chair of Neuroscience at the Icahn School of Medicine at Mount Sinai.

“We look forward to presenting our data at this important international conference alongside other world recognized leading authorities in immunology and immunotherapy. The study results support the Company’s commitment to the program and move us further along our path to uncover new and effective treatments for neurological disorders,” said Dr. Tiago Reis Marques, Chief Executive Officer of Pasithea.

About Pasithea Therapeutics Corp.

Pasithea Therapeutics Corporation is a U.S. biotechnology company focused on the research and discovery of new and effective treatments for psychiatric and neurological disorders. With an experienced team of experts in the fields of neuroscience and psychopharmacology, Pasithea is developing new molecular entities for the treatment of psychiatric and neurological disorders. Pasithea is also focused on addressing the needs of patients currently suffering with mental illness by providing access to IV ketamine infusions both in clinics and in-home settings.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the SEC. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Pasithea Therapeutics Corp. Company Contact

Dr. Tiago Reis Marques
Chief Executive Officer
E: tiago@pasithea.com

Pasithea Therapeutics Corp. Investor Relations

Lisa M. Wilson
In-Site Communications, Inc.
T: 212-452-2793
E: lwilson@insitecony.com

Important Additional Information and Where to Find It

INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE CONSENT REVOCATION SOLICITATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING GOLD REVOCATION CARD AND ANY OTHER RELEVANT DOCUMENTS THAT PASITHEA WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the Consent Revocation Solicitation Statement (including any amendments or supplements thereto), the accompanying GOLD revocation card, and any other documents filed by Pasithea with the SEC in connection with the Special Meeting Solicitation at the SEC’s website (www.sec.gov), at Pasithea’s website (http://ir.pasithea.com) or by calling Pasithea’s Chief Executive Officer at 305-493-8080.

Certain Information Regarding Participants to the Solicitation

Pasithea, its directors and certain of its executive officers and employees are deemed to be participants in a solicitation of consent revocations from Pasithea’s shareholders in connection with a pending consent solicitation by a shareholder seeking consents to call a special meeting of shareholders (the “Special Meeting Solicitation”). On July 28, 2022, Pasithea filed its definitive consent revocation solicitation statement (the “Consent Revocation Solicitation Statement”) and accompanying form of GOLD revocation card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of consent revocations relating to the Special Meeting Solicitation. Information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the Consent Revocation Solicitation Statement, including the schedules and appendices thereto.

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